Exhibit 99.1

THE FIRST AMERICAN CORPORATION SUCCESSFULLY COMPLETES

EXCHANGE OFFER FOR PUBLICLY HELD SHARES OF

FIRST ADVANTAGE CORPORATION

SANTA ANA, Calif., Nov. 11, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced the expiration of the initial offering period for its offer to exchange all publicly held shares of the common stock of its subsidiary, First Advantage Corporation (NASDAQ: FADV), and that all of the conditions to the exchange offer have been satisfied. First American also announced the commencement of a subsequent offering period for the exchange offer that will expire at 5 p.m. Eastern time on Nov. 17, 2009, unless extended.

The initial offering period of the exchange offer expired as scheduled at 5 p.m. Eastern time on Nov. 10, 2009. Wells Fargo Bank, N.A., the exchange agent for the exchange offer, has advised First American that, as of the expiration of the initial offering period, 13,779,301 shares of First Advantage Class A common stock had been validly tendered and not properly withdrawn from the exchange offer, including 737,241 shares subject to guaranteed delivery procedures. The First Advantage shares validly tendered and not properly withdrawn, together with the shares delivered through notices of guaranteed delivery, represent approximately 88 percent of the shares of First Advantage Class A common stock outstanding. First American has accepted for payment all First Advantage shares validly tendered and not properly withdrawn during the initial offering period, and such shares may not now be withdrawn. Giving effect to the conversion of shares of First Advantage Class B common stock owned by First American, First American now owns approximately 57,308,552 shares of First Advantage Class A common stock, representing approximately 96 percent of the equity interest in First Advantage.

First American also announced the commencement of a subsequent offering period for First Advantage Class A common stock. The subsequent offering period will expire at 5 p.m. Eastern time on Nov. 17, 2009, unless extended. Any such extension will be followed by a public announcement no later than 9 a.m. Eastern time on the next business day after the subsequent offering period is scheduled to expire.

All shares of First Advantage Class A common stock validly tendered during the subsequent offering period will be immediately accepted and promptly paid for, with tendering stockholders receiving the same per share consideration as provided during the initial offering period—0.58 of a First

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First American Successfully Completes Exchange Offer for Publicly Held Shares of FADV

American common share. Procedures for tendering First Advantage shares during the subsequent offering period are the same as during the initial offering period, except that (1) First Advantage shares cannot be delivered by the guaranteed delivery procedures and (2) as permitted by Securities and Exchange Commission (“SEC”) rules, shares tendered during the subsequent offering period may not be withdrawn.

Promptly following completion of the subsequent offering period, First American intends to cause First Advantage to be merged with a subsidiary of First American. In the merger, each remaining First Advantage Class A common stock held by the public will be converted into the same consideration offered in the exchange offer. Following the merger, First Advantage will be a wholly owned subsidiary of First American and will be delisted from the NASDAQ Stock Market.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Important Information About the Exchange Offer

The description contained in this press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell securities. In connection with the offer to exchange, First American filed a Final Prospectus with the SEC on Nov. 10, 2009 (the “Final Prospectus”), which forms part of First American’s Registration Statement on Form S-4, as amended, and a tender offer statement on Schedule TO with the SEC. The offer to exchange is being made only pursuant to the Final Prospectus and the related letter of transmittal. First Advantage stockholders should read the Final Prospectus, and any other filings made by First American with the SEC in connection with the exchange offer, as they contain important information. The Final Prospectus and Schedule TO, as well as First American’s other public SEC filings, can be obtained at www.firstam.com and also from MacKenzie Partners, Inc., the information agent for the exchange offer, by requesting by mail at 105 Madison Avenue, New York, N.Y. 10016, or by phone, toll free at (800) 322-2885 or collect at (212) 929-5500. Public filings for First American can be obtained without charge at the SEC’s Web site at www.sec.gov.

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First American Successfully Completes Exchange Offer for Publicly Held Shares of FADV

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to the merger of a subsidiary of First American with and into First Advantage and the delisting of First Advantage from the NASDAQ Stock Market, are “forward-looking statements.” These forward-looking statements may contain the words “intend,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include legal impediments to any merger of a First American subsidiary with First Advantage and other factors described in the Final Prospectus. The forward-looking statements speak only as of the date they are made. Except as required by law, First American does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Media Contact:	Investor Contact:

Carrie Gaska	Mark Seaton
Corporate Communications	Investor Relations
The First American Corporation	The First American Corporation
(714) 250-3298 — cgaska@firstam.com	(714) 250-4264 — mseaton@firstam.com